EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-153090, 333-142149, 333-142147 and 333-122611) on Form S-3 and (Nos. 333-111691 and 333-142152) on Form S-8 of First Potomac Realty Trust of our reports dated March 9, 2009, with respect to the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of First Potomac Realty Trust.
/s/ KPMG LLP
McLean, Virginia
March 9, 2009